Exhibit 10.1

MILLIPORE CORPORATION

EMPLOYEES’ PARTICIPATION AND SAVINGS PLAN

1997 Restatement

Amendment No. 7

WHEREAS, Millipore Corporation (the “Company”) established the Millipore Corporation Employees Participation and Savings (Section 401(k)) Plan originally effective October 15, 1958, as subsequently amended and in effect (the “Participation and Savings Plan”);

WHEREAS, effective July 14, 2006, the Company acquired Serologicals Corporation pursuant to an Agreement and Plan of Merger dated April 25, 2006;

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to transfer the assets from the Serologicals 401(k) Retirement Salary Savings Plan (“Serologicals Savings Plan”) to the Participation and Savings Plan;

WHEREAS, the Plan is being further amended to comply with the final regulations under Code section 401(k) and Code section 401(m);

NOW THEREFORE, the Company adopts the following amendments:

1. Effective January 1, 2007, Section 3 of the Participation and Savings Plan is amended to a new Section 3.7, as follows:

3.7 Serologicals Employees. Effective January 1, 2007, or as soon thereafter as practicable, the assets held in trust for the benefit of participants, former participants and beneficiaries under the Serologicals Savings Plan shall be transferred to the Trust forming a part of the Plan and following said transfer, the trust forming a part of the prior Serologicals Savings Plan shall be terminated. A participant in the Serologicals Savings Plan who became an Employee of the Company on the effective date of the acquisition of Serologicals Corporation by the Company or thereafter (a “Serologicals Employee”) shall become an Eligible Employee in the Plan, for the purpose of making Participant Contributions pursuant to Section 4.1, receiving Employer Matching Contributions pursuant to Section 5.2 (with respect to any Participant Contributions made pursuant to Section 4.1), and receiving Employer Participating Contributions, if any, pursuant to Section 5.1(d) (with respect to Plan Years commencing on or after January 1, 2007), on the later of January 1, 2007, his or her Service Commencement Date or the date he or she becomes an Eligible Employee. A Serologicals Employee who is an Eligible Employee shall be given credit for all years of service with Serologicals Corporation as if such service were service with the Company for the purposes of eligibility, vesting and the amount of any Employer Matching Contributions and Employer Participating Contributions, if any, pursuant to sections 5.2 and 5.1(d), respectively, of the Plan.

2. Effective January 1, 2006, Section 15.4(f) is amended by replacing the second sentence of Section 15.4(f) with the following sentence:

“The income allocable to excess contributions is equal to the allocable gain or loss for the Plan Year, and shall include the gain or loss for the period between the end of the Plan Year and the date of distribution (the “gap period”) to the extent required by Regulation Section 1.401(k)-2(b)(iv).”

3. Effective January 1, 2006, Section 15.5(g) is amended by replacing the second sentence of Section 15.5(g) with the following sentence:

“The income allocable to excess aggregate contributions is equal to the allocable gain or loss for the taxable year of the individual, and shall include the gain or loss for the period between the end of the taxable year and the date of distribution (the “gap period”) to the extent required by Regulation Section 1.401(m)-2(b)(iv).”

IN WITNESS WHEREOF, MILLIPORE CORPORATION has caused this document to be executed by its duly authorized officer this 7th day of December, 2006.

MILLIPORE CORPORATION

By:	/s/ Jeffrey Rudin
Title:	Vice President